Ex. 10(6)

               Assurance Agreement , dated as of June 27, 2005 (this “Agreement”), by American International Group, Inc., a Delaware corporation (“AIG”), in favor of each Eligible Employee (as defined below).

Recitals

               A. The Covered Plans. Starr International Company, Inc. (“SICO”) has historically established Deferred Compensation Profit Participation Plans for the benefit of employees of AIG and its subsidiaries (each such plan established through December 31, 2004, a “Covered Plan”). In the letter to participants attached as an Annex to this Agreement (the “Annex”), SICO reaffirmed its obligations under each Covered Plan.

               B. The Eligible Employees. AIG has determined, subject to the conditions set forth in this Agreement, to assure each participant in a Covered Plan who was as of May 18, 2005 an employee of AIG or its subsidiaries (each, an “Eligible Employee”) that all cash or AIG common stock, par value $2.50 per share (as adjusted for any Fundamental Transaction (as defined below), the “Common Stock”), due under the express terms of the Covered Plans is promptly paid or delivered to the Eligible Employee.

               Now, Therefore , AIG agrees as follows, intending to be legally bound:

               1. Assurance of Delivery. AIG agrees (a) to pay to any Eligible Employee any cash that is not promptly paid and (b) to deliver to any Eligible Employee any shares of Common Stock that are not promptly delivered, in each case by SICO to such Eligible Employee as required by the express terms of any Covered Plan, subject to the conditions set forth in Section 2 and the terms of this Agreement. The agreement to make the deliveries and payments described in this Section 1 is irrevocable.

               2. Conditions. AIG’s obligation to make the deliveries and payments contemplated by Section 1 is subject to the following conditions:

          (a) The obligation will apply only to the express terms of the Covered Plans as in effect on December 31, 2004, without giving effect to any subsequent modification, waiver or amendment or action or inaction by the directors of SICO (or any committee thereof), in each case not approved by the Compensation Committee of the Board of Directors of AIG (the “Compensation Committee”);

          (b) The obligation will apply only to deliveries and payments to an Eligible Employee who is not terminated by AIG for cause, as determined by the Compensation Committee;

          (c) Whether obligations under the Covered Plans are satisfied by delivery of shares of Common Stock, payment of cash or combination of the two shall be determined by the Compensation Committee (from time to time, in its sole discretion and regardless of the form of consideration the directors of SICO elected to pay);

          (d) AIG’s total obligation under this Agreement will be limited to a combination of shares of Common Stock and cash that does not exceed the number of shares of Common Stock set forth in the Annex, as such number shall be equitably adjusted in the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization, or liquidation or any other change in the corporate structure of AIG or shares of the Common Stock (a “Fundamental Transaction”), and, for purposes of calculating this limit, cash payments shall be converted into a number of shares of Common Stock based on the fair market value of the Common Stock (as determined by the Compensation Committee) on the date the payment is due under the relevant Covered Plan; and

          (e) The Eligible Employee shall agree to take all actions reasonably requested by AIG to subrogate AIG to his or her rights against SICO for any delivery or payment made by AIG. Without limiting the generality of the preceding sentence, each Eligible Employee shall be required to agree, before receiving a delivery or payment pursuant to Section 1, that he or she will repay the shares or payments if the underlying obligation is ultimately satisfied by SICO.

               3. Nature of Obligations. This Agreement shall remain in full force and effect and shall be binding on AIG, its successors and assigns until all deliveries and payments under the express terms of the Covered Plans to Eligible Employees have been made in full. In the event that any delivery of shares or payment to an Eligible Employee under a Covered Plan is rescinded or must otherwise be returned for any reason whatsoever, AIG shall remain liable under this Agreement with respect to delivery or payment as if it had not been made. AIG reserves the right to assert any and all defenses that SICO may have to any delivery or payment.

               4. Subrogation. On making any delivery or payment under Section 1, AIG shall be subrogated to the rights of the Eligible Employee against SICO with respect to the underlying obligations of SICO.

               5. Administration of this Agreement.

          (a) This Agreement shall be administered by the Compensation Committee. Actions of the Compensation Committee may be taken by the vote of a majority of its members. The Compensation Committee may allocate among its members and delegate to any person who is not a member of the Compensation Committee any of its responsibilities and, unless the context otherwise requires, any and all references to the Compensation Committee in this Agreement shall include any member or person so allocated or delegated.

          (b) All decisions, writings and actions under this Agreement shall be subject to the approval to the Compensation Committee in its sole and absolute discretion. Without limiting the generality of the foregoing, the Compensation Committee shall have power to interpret this Agreement, to make regulations for carrying out its purpose and to make all other determinations in connection with its administration (including whether an Eligible Employee has been terminated for cause, as contemplated by Section 2(b), whether and how to make adjustments following a Fundamental Transaction or to adjust the maximum number of shares of Common Stock described in Section (2)(d), whether any particular obligation shall be satisfied in shares or cash, as contemplated by Section 2(c) and how the fair market value of the Common Stock shall be determined as contemplated by Section 2(d)), all of which shall be final, binding and conclusive.

          (c) No member of the Board of Directors of AIG or the Compensation Committee or any employee of AIG (each such person a “Covered Person”) shall have any liability to any person (including any Eligible Employee) for any action taken or omitted to be taken or any determination made in good faith with respect to this Agreement or any Eligible Employee’s rights under this Agreement. Each Covered Person shall be indemnified and held harmless by AIG against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Agreement and against and from any and all amounts paid by such Covered Person, with AIG’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG shall have sole control over such defense with counsel of AIG’s choice. The foregoing right indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG’s Restated Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.

          (d) If the Compensation Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the making of any delivery or payment under this Agreement, or the taking of any other action thereunder (each such action, an “Agreement Action”), then such Agreement Action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Compensation Committee. The Compensation Committee may direct that any certificate evidencing Common Stock delivered pursuant to this Agreement shall bear a legend setting forth such restrictions on transferability as the Compensation Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

The term “consent” as used in this Section 5(d) includes (1) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (2) any other matter, which the Compensation Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (3) any and all other consents, clearances and approvals in respect of a Agreement Action by any governmental or other regulatory body or authority or any stock exchange or self-regulatory agency and (4) any and all consents required by the Compensation Committee. Nothing in this Agreement shall require AIG to list, register or qualify shares of Common Stock on any securities exchange.

          (e) The Compensation Committee’s determinations under the Agreement need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, benefits under the Agreement (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Compensation Committee shall be entitled, among other things, to make non-uniform and selective determinations as to whether an Eligible Employee has been terminated for cause.

          (f) Any deliveries of shares or payments under this Agreement shall not be required to be taken into account in computing the amount of salary or compensation of any Eligible Employee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of AIG or any of its subsidiaries or under any agreement with any Eligible Employee, unless AIG specifically provides otherwise.

          (g) Any rights or expectancy thereof which an Eligible Employee may receive pursuant to this Agreement shall not be assignable, transferable, pledged, hedged or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law. AIG may withhold from any delivery of shares or payment under this Agreement any taxes or other amounts that are required to be withheld under any law, rule or regulation.

          (h) As used in this Agreement, references to SICO include any successor person or entity approved by the Compensation Committee. If any Eligible Employee agrees with SICO to a reduced delivery of shares or payment relative to that required by the express terms of any Covered Plan, AIG’s obligations under this Agreement shall be reduced accordingly.

               6. Governing Law; Submission to Exclusive Jurisdiction.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

          (b) Any dispute arising out of or in relation to this Agreement of whatsoever nature and howsoever arising shall be submitted to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York and such determination shall be made by reference to the laws of the State of New York. By seeking or accepting any share of Common Stock, payment or benefit under this Agreement each Eligible Employee irrevocably submits to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to or concerning this Agreement. No Eligible Employee shall be entitled to any share of Common Stock, payment or benefit under this Agreement if he or she challenges such exclusive jurisdiction or the fact that the forum designated by this Section 6(b) has a reasonable relation to this Agreement and to such Eligible Employee’s relationship with AIG.

     In Witness Whereof, this Agreement has been duly executed and delivered by AIG as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By	/s/ Martin J. Sullivan

Name:	Martin J. Sullivan
Title:	President and Chief Executive Officer

Annex

STARR INTERNATIONAL COMPANY, INC.
(Incorporated in Panama)
101, Front Street, Hamilton, Bermuda

Tel: (441) 296-6698          Fax: (441) 278-9306

April 7, 2005

To: Participants in SICO DCPPP

_________________________________________________________

          As all of you are undoubtedly aware, there has been considerable comment in the financial press concerning the implications of the executive changes that have taken place at AIG, and the effect that these changes will have on the relationship of AIG executives to SICO. Much of the comment is inaccurate and stems from a basic misunderstanding of this relationship between SICO and AIG.

     Over the years, SICO has contingently allocated 33,135,923 of AIG shares to participants in the various DCPPP plans that date back to 1975. A large number of these shares have already been distributed to SICO participants. At December 31, 2004 there are still 22,865,429 shares set aside for participants in plans that have matured as of that date. These shares are clear contingent liability of SICO (subject to existing plan conditions) and are identified as such on the balance sheet of SICO. The directors of SICO consider this obligation of SICO to the DCPPP participants a sacrosanct commitment made to all the participants and will honor it above all other obligations. The resolve of the directors and voting shareholders to see that the participants receive these shares at the proper time is unwavering. Please do not listen to any unfounded rumors that question that commitment.

     At the earliest possible time, in light of the existing conditions, SICO will prepare and have available audited financial statements, so that its accounting is fully transparent.

     The directors of SICO want to thank you for your contributions to the success of AIG in the past and wish you continued success in the future.

/s/ Edward E. Matthews
E.E. Matthews
Director